Exhibit 3.4

CERTIFICATE OF DESIGNATION
OF
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF
SERIES A PREFERRED STOCK
OF
BETAWAVE CORPORATION

The undersigned officer of Betawave Corporation, a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), does hereby certify:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of Delaware, the Board of Directors, by unanimous written consent, adopted the following recitals and resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of stock designated “Preferred Stock”;

WHEREAS, the Certificate of Incorporation of the Corporation provides that such Preferred Stock may be issued from time to time in one or more Series And authorizes the Board of Directors of the Corporation to fix and determine or alter the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such Series And the designation thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix and determine the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions thereof and other matters relating to a Series A Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for a series of Preferred Stock of the Corporation consisting of 8,003,000 shares designated as “Series A Preferred Stock” and does hereby fix and determine the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and  restrictions thereof and other matters relating to the Series A Preferred Stock as follows:

1.           Dividend Provisions.

(a)           The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.32 per share per annum (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Any partial payment shall be made ratably among the holders of Series A Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b)           After payment of any dividends pursuant to Section 1(a), any additional dividends shall be distributed among all holders of Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below) for the Series A Preferred Stock.

2.           Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, or any Liquidation Event (as defined below) the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) (A) the sum of $4.00 (as adjusted for any Recapitalizations) (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been upon such liquidation, dissolution or winding up or Liquidation Event converted to Common Stock pursuant to Section 4 immediately prior to such event . If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a).

(b)           Upon completion of the distributions required by Section 2(a), all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)           (i)           For purposes hereof , a Liquidation Event shall mean (A) the acquisition of this Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions (other than the sale of Series A Preferred Stock pursuant to the terms of the Securities Purchase Agreement dated as of December 3, 2008, by and among the Corporation and the investors listed on Schedule A thereto (the “Purchase Agreement”)); (B) a sale of all or substantially all of the assets or intellectual property of this Corporation; (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation or the surviving or acquiring entity (other than sale of Series A Preferred Stock pursuant to the terms of the Securities Purchase Agreement); provided, however, that the initial issuance and sale of the Series A Preferred Stock shall not be deemed to be a Liquidation Event or (D) the grant of an exclusive license to all or substantially all of the Corporation’s intellectual property. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock.

(ii)           In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A)         The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1)           if traded on a securities exchange or through the NASDAQ Global Market system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2)           if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3)           if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

(iii)           In the event the requirements of this Section 2(c) are not complied with, this Corporation shall forthwith either:

(A)           cause such closing to be postponed until such time as the requirements of this Section 2(c) have been complied with; or

(B)           cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.

(iv)           This Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least two-thirds of the voting power of all then outstanding shares of Series A Preferred Stock.

3.           Redemption. Neither the Corporation nor the holders of Series A Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series A Preferred Stock.

4.           Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for Series A Preferred Stock by the Conversion Price applicable to such share (the conversion rate for the Series A Preferred Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be $0.20 (as adjusted for any Recapitalizations); provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section 4(d).

(b)           Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the Series A Preferred Stock immediately upon the date specified by written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, voting together as a single class with voting power determined as provided in Section 5 below.

(c)           Mechanics of Conversion.

(i)           Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above, he, she or it shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued and the date on which such conversion is to be effected (the “Conversion Date”). This Corporation shall, not later than four (4) Trading Days (as defined below) after each Conversion Date (the “Share Delivery Date”), issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, which after the effective date of the registration statement covering the shares of Common Stock to be issued upon conversion of such shares of Series A Preferred Stock (the “Registration Effective Date”), shall be free of any restrictive legends and trading restrictions. If no Conversion Date is specified in such notice for conversion, the Conversion Date shall be the date of the delivery of the notice to the Corporation required hereunder for surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Without limiting the foregoing, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted the Series A Preferred Stock until immediately prior to the closing of such sale of securities. To effect conversions, as the case may be, of shares of Series A Preferred Stock, a holder of such shares shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case the holder shall deliver the certificate representing such share of Series A Preferred Stock promptly following the Conversion Date at issue. After the Registration Effective Date, the Corporation shall, upon request of the holder of shares of Series A Preferred Stock requested for conversion hereunder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any notice of conversion delivered hereunder such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion. Such right shall not be in lieu of any of the holders’ rights hereunder, at the law or in equity. For purposes hereof, the term “Trading Day” means a day on which the Common Stock of the Corporation is traded on any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

(ii)           Automatic Conversion. If the conversion is in connection with automatic conversion provisions of Section 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. This Corporation shall, not later than three (3) Trading Days after such automatic conversion, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. To effect an automatic conversion pursuant to Section 4(b), the holder of Series A Preferred Stock shall not be required to physically surrender the Series A Preferred Stock certificate to the Corporation.

(iii)           Buy-In Rights. In addition to any other rights available to the holders of Series A Preferred Stock, if the Corporation fails or fails to cause its transfer agent to deliver to a holder of Series A Preferred Stock the applicable certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(i), and if after such date such holder is required by its broker to purchase (in an open market transaction or otherwise), or the holder’s broker purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue and (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4(c)(i). For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(iv)           Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock pursuant to Section 4 shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

(d)           Conversion Price Adjustments of Series A Preferred Stock. The Conversion Prices of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           (A)           If this Corporation shall issue, on or after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall (except as otherwise expressly provided in this Section 4(d)(i)) be adjusted concurrently with such issuance to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section 4(d)(i)(E) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section 4(d)(i)(E) immediately prior to such issuance plus the number of shares of such Additional Stock.

(B)           No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Section 4(d)(i)(E)(3) and Section 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(C) and Section 4(d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(C) and Section 4(d)(i)(D)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) and Section 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or Section 4(d)(i)(E)(4).

(ii)           “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this Corporation after the Purchase Date other than:

(A)           shares of Common Stock issued pursuant to a transaction described in Section 4(d)(iii) hereof;

(B)           shares of Common Stock issued or deemed issued to employees, consultants, officers, directors or vendors (if in transactions with primarily non-financing purposes) of this Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of this Corporation;

(C)           shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Purchase Date or subsequently issued after the Purchase Date in accordance with this Section 4(c)(ii);

(D) shares of Common Stock issuable or issued in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Corporation (including the approval of a majority of the Preferred Directors, as defined below);

(E)           shares of Common Stock issuable or issued to persons or entities with which this Corporation has strategic business relationships provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors (including the approval of a majority of the Preferred Directors); or

(F)           shares of Common Stock issuable or issued in connection with any transaction where such securities so issued are excepted from the definition “Additional Stock” by the affirmative vote of at least a majority of the Board of Directors, including the approval of each of the Preferred Directors.

(iii)           In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)           If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)           Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 4) provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of Series A Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)           Amendment; No Impairment. For so long as any shares of Series A Preferred Stock are outstanding, the terms of this Certificate of Designation may not be amended, modified, repealed or waived without the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock. In addition, except as authorized by the affirmative vote or written consent of the holders of not less than two-thirds of the then outstanding shares of Series A Preferred Stock, this Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(h)           No Fractional Shares and Certificate as to Adjustments,

(i)           No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round such fractional share up to the nearest whole share of Common Stock. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)           Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i)           Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)           Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

(k)           Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each holder of record at his address appearing on the books of this Corporation. Any and all notices or other communications or deliveries to be provided by the holders of Series A Preferred Stock to the Corporation hereunder, including, without limitation, any notice of conversion pursuant to Section 4, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 706 Mission Street, 10th Floor, San Francisco, CA 94103, Attn: President and/or Chief Executive Officer, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given, delivered and effective on the earliest of (i) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

(l)           Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of not less than two-thirds of the outstanding shares of Series A Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of Series A Preferred Stock.

5.           Voting Rights.

(a)           General. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)           So long as at least 2,434,657 shares of Series A Preferred Stock (as adjusted for any Recapitalizations) remain outstanding,

(i)           the holders of shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect four (4) directors of the Corporation (collectively, the “Preferred Directors”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office each such director, to fill any vacancy caused by the resignation or death of each such director and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such director, provided, however, that if less than 2,434,657 shares of Series A Preferred Stock (as adjusted for any Recapitalizations) issued and outstanding as of the Purchase Date remain outstanding, then the holders of shares of Series A Preferred Stock and Common Stock voting together as a single class on an as-converted basis shall be entitled to elect each director which the holders of shares of Series A Preferred Stock would otherwise be entitled to elect pursuant to this Section 5(b)(i), to remove from office each such director, to fill any vacancy caused by the resignation or death of each such director and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such director, and

(ii)           the holders of shares of Common Stock and Series A Preferred Stock shall be entitled, voting together in accordance with Section 5(a) hereof, to elect the remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

6.           Protective Provisions. So long as at least 2,434,657 shares of Series A Preferred Stock (as adjusted for any Recapitalizations) are outstanding, this Corporation shall not (by merger, amendment, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock voting separately as a single class:

(a)           alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares of Series A Preferred Stock;

(b)           increase or decrease (other than by conversion of the Series A Preferred Stock pursuant to Section 4 hereof) the total number of authorized shares of Preferred Stock or Common Stock;

(c)           authorize or issue, or obligate itself to issue, any equity security (other than Series A Preferred Stock), including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, voting, conversion, liquidation or redemption;

(d)           pay dividends or make other distributions on the capital stock of the Corporation;

(e)           increase or decrease the size of the Board of Directors of the Corporation to a number of members other than eight (8);

(f)           redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation or (ii) the exercise by the Corporation of contractual rights of first refusal with respect to such shares; or

(g)           authorize or approve any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

7.           Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be cancelled and shall not be issuable by this Corporation. This Certificate of Designation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

IN WITNESS WHEREOF, Betawave Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 18th day of September, 2009.

BETAWAVE CORPORATION, a Delaware corporation

By: /s/ David Lorié
Name: David Lorié
Title: Secretary and General Counsel

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